Exhibit 99.1

Antigenics Submits Oncophage® Application for European Approval

NEW YORK--(BUSINESS WIRE)--October 22, 2008--Antigenics Inc. (NASDAQ: AGEN) today announced the submission of a Marketing Authorization Application (MAA) to the European Medicines Agency (EMEA) requesting approval for Oncophage® in earlier-stage, localized renal cell carcinoma (kidney cancer) under the conditional authorization provision. Currently, there are no EMEA-approved drug therapies for this patient population.

“The creation of the EMEA’s conditional approval regulation provides an important mechanism for allowing patients and physicians potentially earlier access to products that fulfill an unmet medical need for serious or life-threatening diseases,” said Garo H. Armen, Ph.D, chairman and chief executive officer of Antigenics. “This application represents a major achievement in the development of Oncophage, and if approved, will be the first therapeutic cancer vaccine to receive a marketing license from the European agency.”

Oncophage received European orphan drug status in 2005, which offers the potential for 10 years of market exclusivity and would allow authorization to market Oncophage in all 27 European Union (EU) member states and non-member states including Norway and Iceland. Orphan drug status also permits the company to request fee reductions for the MAA under the centralized procedure.

In advance of the MAA submission, meetings with EMEA representatives, including the rapporteur countries, were convened to discuss the results from the international, multicenter, Phase 3 kidney cancer trial as well as the company’s intention to file under the conditional approval provision. The review of the application will be coordinated by the EMEA, with the UK authorities acting as rapporteur for the application and the French authorities as co-rapporteur.

In addition to the findings from the Phase 3 kidney cancer trial, which is the largest trial completed to date in the adjuvant setting, the application included data from 14 other completed clinical studies conducted with Oncophage. Antigenics believes the results from the Phase 3 kidney cancer study will support a European indication for the use of Oncophage as an adjuvant treatment in earlier-stage, localized renal cell carcinoma. In accordance with the trial, this patient population is characterized by the presence of Stage I or II disease — as defined by the American Joint Committee on Cancer (AJCC) — and high Fuhrman grade.

Conditional approval is the EU provision introduced in March 2006 allowing patients early access to new drugs that address an unmet medical need for which no satisfactory treatment option is readily available. Antigenics will likely need to conduct further clinical studies of Oncophage as part of a series of post-approval obligations. A conditional marketing authorization is valid for one year and may be renewed annually.

In April 2008, Oncophage was approved in Russia for the adjuvant treatment of kidney cancer patients at intermediate risk for disease recurrence. Antigenics continues to explore other major geographical territories for regulatory approval of Oncophage.

About Renal Cell Carcinoma, a Deadly Disease Upon Recurrence

Renal cell carcinoma is the most common type of kidney cancer, accounting for almost 90 percent of all kidney tumors. The most recent data published by the International Agency for Research on Cancer estimated that there were approximately 60,511 new cases of kidney cancer in the EU member countries in 2004, and about 29,453 people died from the disease.

Despite earlier detection, patients with locally advanced disease face a poor prognosis, with a 5-year survival rate of approximately 50 percent due to recurrence of disease. Currently, no approved therapies exist in the EU for use in localized disease.

About Oncophage

Derived from each individual’s tumor, Oncophage contains the ‘antigenic fingerprint’ of the patient’s particular cancer and is designed to reprogram the body’s immune system to target only cancer cells bearing this fingerprint. Oncophage is intended to leave healthy tissue unaffected and limit the debilitating side effects typically associated with traditional cancer treatments such as chemotherapy and radiation therapy. Oncophage has been studied in Phase 3 clinical trials for the treatment of kidney cancer and metastatic melanoma, and is currently being investigated in a Phase 1/2 trial in recurrent glioma.

Oncophage has received fast track and orphan drug designations from the U.S. Food and Drug Administration for both kidney cancer and metastatic melanoma. Oncophage has orphan drug status for kidney cancer from the European Medicines Agency.

AJCC Staging and Fuhrman Grade

Staging is the process of determining how far the cancer has spread. In general, lower stages are associated with better prognosis. Within each stage are further distinctions for the tumor, involvement of lymph nodes and the extent of any metastases. The following are simplified definitions of the various stages of kidney cancer.

Stage I: The primary cancer is 7 centimeters (about 3 inches) or less, and is limited to the kidney, with no spread to lymph nodes or distant sites.

Stage II: Still considered an early stage, the primary cancer is greater than 7 centimeters and is limited to the kidney, with no spread to lymph nodes or distant sites.

Stage III: The primary cancer is less than or greater than 7 centimeters, but may have spread to a single regional lymph node. The primary tumor may extend to the renal veins or vena cava (large vein returning blood to the heart located in the middle of the abdomen near the back), but has only extended directly and not out of the local area of the kidney. T1, T2, T3 and T4 designations describe the size of the tumor and the degree to which it extends beyond the local area of the kidney.

Stage IV: The cancer has spread to more than one lymph node, nearby organs, such as the pancreas or bowel, or to other parts of the body, such as the lungs.

Fuhrman nuclear grade is the most widely used and predictive grading system for RCC. Fuhrman grade is on a scale of I-IV, where grade I carries the best prognosis and grade IV the worst.

About Antigenics

Antigenics (NASDAQ: AGEN) is a biotechnology company working to develop treatments for cancers and infectious diseases. For more information, please visit www.antigenics.com.

This press release contains forward-looking statements, including statements regarding the potential conditional approval of Oncophage in Europe and associated timelines and activities; the potential impact this may have on the advancement and further development of Oncophage; and the clinical benefit of Oncophage in kidney cancer. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, decisions by regulatory agencies; the possibility that results from future treatments with Oncophage will not be as favorable as the results from our subset analysis; the ability to raise capital, manage cash burn and finance future activities for the development and registration of Oncophage; and the factors described under the RISK FACTORS Section of our Quarterly Report for the quarter ended June 30, 2008. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics’ business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics’ business and securities, investors should give careful consideration to these risks and uncertainties.

CONTACT:
Antigenics Inc.
Sunny Uberoi, 212-994-8206
Corporate Communications
Cell: 917-443-3325
uberoi@antigenics.com
or
Robert Anstey, 800-962-2436
Investor Relations
ir@antigenics.com